Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 27, 2004 (except for Note G, as to which the date is June 9, 2004 and Note B, as to which the date is September 30, 2004) with respect to the consolidated financial statements included in this Form 8-K.

/s/ Ernst & Young LLP
Greensboro, North Carolina
December 9, 2004